Exhibit 99.1

.

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2018

MECHANICSBURG, PENNSYLVANIA — November 1, 2018 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2018.

For the third quarter ended September 30, 2018, net operating revenues increased 17.7% to $1,267.4 million, compared to $1,077.0 million for the same quarter, prior year. Income from operations increased 38.5% to $99.8 million for the third quarter ended September 30, 2018, compared to $72.1 million for the same quarter, prior year. Net income increased 71.9% to $42.7 million for the third quarter ended September 30, 2018, compared to $24.8 million for the same quarter, prior year. Net income for the third quarter ended September 30, 2018 included a pre-tax non-operating gain of $2.1 million. Adjusted EBITDA increased 35.2% to $156.6 million for the third quarter ended September 30, 2018, compared to $115.8 million for the same quarter, prior year. Income per common share increased to $0.24 on a fully diluted basis for the third quarter ended September 30, 2018, compared to $0.14 for the same quarter, prior year. Adjusted income per common share was $0.23 per diluted share for the third quarter ended September 30, 2018, compared to $0.14 for the same quarter, prior year. Adjusted income per common share excludes the non-operating gain and its related tax effects for the third quarter ended September 30, 2018. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

For the nine months ended September 30, 2018, net operating revenues increased 16.7% to $3,816.6 million, compared to $3,271.0 million for the same period, prior year. Income from operations increased 17.7% to $329.0 million for the nine months ended September 30, 2018, compared to $279.5 million for the same period, prior year. Net income increased 47.8% to $147.2 million for the nine months ended September 30, 2018, compared to $99.6 million for the same period, prior year. Net income for the nine months ended September 30, 2018 included a pre-tax loss on early retirement of debt of $10.3 million, pre-tax non-operating gains of $9.0 million, and  pre-tax U.S. HealthWorks acquisition costs of $2.9 million. Net income for the nine months ended September 30, 2017 included a pre-tax loss on early retirement of debt of $19.7 million. Adjusted EBITDA increased 20.5% to $498.1 million for the nine months ended September 30, 2018, compared to $413.4 million for the same period, prior year. Income per common share increased to $0.84 on a fully diluted basis for the nine months ended September 30, 2018, compared to $0.57 for the same period, prior year. Adjusted income per common share was $0.83 per diluted share for the nine months ended September 30, 2018, compared to $0.66 for the same period, prior year. Adjusted income per common share excludes the loss on early retirement of debt, non-operating gains, and U.S. HealthWorks acquisition costs and their related tax effects for the nine months ended September 30, 2018. Adjusted income per common share excludes the loss on early retirement of debt and its related tax effects for the nine months ended September 30, 2017. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.   Our reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. As of September 30, 2018, Select Medical operated 97 critical illness recovery hospitals in 27 states, 26 rehabilitation hospitals in 11 states, and 1,649 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At September 30, 2018, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2018, net operating revenues for the critical illness recovery hospital segment (previously referred to as the long term acute care segment) increased 0.8% to $420.1 million, compared to $416.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 13.7% to $53.3 million for the third quarter ended September 30, 2018, compared to $46.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 12.7% for the third quarter ended September 30, 2018, compared to 11.2% for the same quarter, prior year.  Certain critical illness recovery hospital key statistics for both the third quarters ended September 30, 2018 and 2017 are presented in table VI of this release.

For the nine months ended September 30, 2018, net operating revenues for the critical illness recovery hospital segment increased 2.0% to $1,327.2 million, compared to $1,301.3 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $187.0 million for the nine months ended September 30, 2018, compared to $194.3 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 14.1% for the nine months ended September 30, 2018, compared to 14.9% for the same period, prior year. Certain critical illness recovery hospital key statistics for both the nine months ended September 30, 2018 and 2017 are presented in table VII of this release.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2018, net operating revenues for the rehabilitation hospital segment (previously referred to as the inpatient rehabilitation segment) increased 12.3% to $176.9 million, compared to $157.5 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 12.2% to $25.3 million for the third quarter ended September 30, 2018, compared to $22.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 14.3% for both the third quarters ended September 30, 2018 and 2017. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $0.8 million for the third quarter ended September 30, 2018, compared to approximately $1.3 million for the same quarter, prior year. Certain rehabilitation hospital key statistics for both the third quarters ended September 30, 2018 and 2017 are presented in table VI of this release.

For the nine months ended September 30, 2018, net operating revenues for the rehabilitation hospital segment increased 15.8% to $525.4 million, compared to $453.7 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 29.5% to $80.3 million for the nine months ended September 30, 2018, compared to $62.0 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 15.3% for the nine months ended September 30, 2018, compared to 13.7% for the same period, prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $3.8 million for the nine months ended September 30, 2018, compared to approximately $4.5 million for the same period, prior year. Certain rehabilitation hospital key statistics for both the nine months ended September 30, 2018 and 2017 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2018, net operating revenues for the outpatient rehabilitation segment increased 7.8% to $265.9 million, compared to $246.6 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 17.9% to $34.5 million for the third quarter ended September 30, 2018, compared to $29.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 13.0% for the third quarter ended September 30, 2018, compared to 11.9% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the third quarters ended September 30, 2018 and 2017 are presented in table VI of this release.

For the nine months ended September 30, 2018, net operating revenues for the outpatient rehabilitation segment increased 5.1% to $790.5 million, compared to $752.0 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 4.3% to $107.0 million for the nine months ended September 30, 2018, compared to $102.6 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 13.5% for the nine months ended September 30, 2018, compared to 13.6% for the same period, prior year. Certain outpatient rehabilitation key statistics for both the nine months ended September 30, 2018 and 2017 are presented in table VII of this release.

Concentra Segment

The financial results of the Concentra segment include U.S. HealthWorks beginning February 1, 2018.

For the third quarter ended September 30, 2018, net operating revenues for the Concentra segment increased 58.1% to $404.5 million, compared to $255.9 million for the same quarter, prior year.  For the third quarter ended September 30, 2018, U.S. HealthWorks contributed net operating revenues of $133.3 million. Adjusted EBITDA for the Concentra segment increased 71.9% to $68.8 million for the third quarter ended September 30, 2018, compared to $40.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 17.0% for the third quarter ended September 30, 2018, compared to 15.6% for the same quarter, prior year. Certain Concentra key statistics for both the third quarters ended September 30, 2018 and 2017 are presented in table VI of this release.

For the nine months ended September 30, 2018, net operating revenues for the Concentra segment increased 53.7% to $1,173.4 million, compared to $763.4 million for the same period, prior year.  For the period February 1, 2018 through September 30, 2018, U.S. HealthWorks contributed net operating revenues of $362.7 million. Adjusted EBITDA for the Concentra segment increased 58.5% to $199.1 million for the nine months ended September 30, 2018, compared to $125.7 million for the same period, prior year.  The Adjusted EBITDA margin for the Concentra segment was 17.0% for the nine months ended September 30, 2018, compared to 16.5% for the same period, prior year. Certain Concentra key statistics for both the nine months ended September 30, 2018 and 2017 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the third quarter ended September 30, 2018 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2019, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through September 30, 2018, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Refinancing

Amendment to the Select Credit Facilities

On October 26, 2018, Select Medical entered into Amendment No. 2 to its senior secured credit agreement (“Amendment No. 2”). Among other things, Amendment No. 2: (i) decreased the applicable interest rate on its term loans from the Adjusted LIBO Rate (as defined in the senior secured credit agreement) plus a percentage ranging from 2.50% to 2.75% to the Adjusted LIBO Rate plus a percentage ranging from 2.25% to 2.50%, or from the Alternative Base Rate (as defined in the senior secured credit agreement) plus a percentage ranging from 1.50% to 1.75% to the Alternative Base Rate plus a percentage ranging from 1.25% to 1.50%, in each case subject to a specified total net leverage ratio (as defined in the senior secured credit agreement), and (ii) decreased the applicable interest rate on the loans outstanding under the revolving credit facility from the Adjusted LIBO Rate plus a percentage ranging from 2.50% to 2.75% to the Adjusted LIBO Rate plus a percentage ranging from 2.25% to 2.50%, or from the Alternative Base Rate (as defined in the senior secured credit agreement) plus a percentage ranging from 1.50% to 1.75% to the Alternative Base Rate plus a percentage ranging from 1.25% to 1.50%, in each case subject to a specified total net leverage ratio. As amended, the Adjusted LIBO Rate and Alternate Base Rate under the senior secured credit agreement are no longer subject to the currently applicable floor.

Amendment to the Concentra Credit Facilities

On October 26, 2018, Concentra entered into Amendment No. 4 to the Concentra first lien credit agreement (“Amendment No. 4”). Among other things, Amendment No. 4 (i) provided the applicable interest rate on the tranche B term loans under the Concentra first lien credit agreement is the Adjusted LIBO Rate (as defined in the Concentra first lien credit agreement) plus a percentage ranging from 2.50% to 2.75% (with 2.75% being the initial rate), or the Alternate Base Rate (as defined in the Concentra first lien credit agreement) plus a percentage ranging from 1.50% to 1.75% (with 1.75% being the initial rate), in each case subject to a specified credit rating, and (ii) decreased the applicable interest rate on the loans outstanding under the Concentra revolving credit facility from the Adjusted LIBO Rate plus a percentage ranging from 2.75% to 3.00% to the Adjusted LIBO Rate plus a percentage ranging from 2.25% to 2.50%, or from the Alternate Base Rate plus a percentage ranging from 1.75% to 2.00% to the Alternate Base Rate plus a percentage ranging from 1.25% to 1.50%, in each case subject to Concentra’s first lien net leverage ratio (as defined in the Concentra first lien credit agreement). As amended, the Adjusted LIBO Rate and Alternate Base Rate under the Concentra first lien credit agreement are no longer subject to the currently applicable floor.

Business Outlook

Select Medical is updating its business outlook following the reporting of its third quarter 2018 results. Select Medical now expects for the full year of 2018 consolidated net operating revenues to be in the range of $5.05 billion to $5.10 billion and Adjusted EBITDA for the full year of 2018 to be in the range of $640.0 million to $655.0 million. Select Medical now expects fully diluted income per common share for the full year 2018 to be in the range of $1.02 to $1.08 and adjusted income per common share for the full year 2018 to be in the range of $1.01 to $1.07 per diluted share. The above estimates do not include any negative impact from the expected loss on early retirement of debt incurred in the fourth quarter of 2018 resulting from the repricing amendments to both the Select credit facilities and Concentra first lien credit facilities which closed on October 26, 2018.  Adjusted income per common share - diluted shares excludes the non-operating loss (gain), loss on early retirement of debt, and U.S. HealthWorks acquisition costs and their related tax effects.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook, on Friday, November 2, 2018, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 7578418. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm ET, November 9, 2018. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 7578418. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                    the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the acquisition of U.S. HealthWorks by Concentra and our ability to realize anticipated synergies;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                    a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2017.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2017 and 2018

(In thousands, except per share amounts, unaudited)

	2017(1)	2018	% Change
Net operating revenues	$1,077,014	$1,267,401	17.7%

Costs and expenses:
Cost of services	939,079	1,087,062	15.8
General and administrative	27,065	29,975	10.8
Depreciation and amortization	38,772	50,527	30.3

Income from operations	72,098	99,837	38.5

Equity in earnings of unconsolidated subsidiaries	4,431	5,432	22.6
Non-operating gain	—	2,139	N/M
Interest expense	(37,688)	(50,669)	34.4

Income before income taxes	38,841	56,739	46.1

Income tax expense	14,017	14,060	0.3

Net income	24,824	42,679	71.9

Less: Net income attributable to non-controlling interests	6,362	9,762	53.4

Net income attributable to Select Medical	$18,462	$32,917	78.3%

Weighted average shares outstanding(2):
Basic	129,142	130,387
Diluted	129,322	130,447

Income per common share(2):
Basic	$0.14	$0.24
Diluted	$0.14	$0.24

(1)                                 The financial results for the third quarter ended September 30, 2017 were retrospectively conformed to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

(2)                                 Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $1.1 million and $0.6 million for the three months ended September 30, 2018 and 2017, respectively.  Unvested restricted weighted average shares were 4,501 thousand and 4,395 thousand for the three months ended September 30, 2018 and 2017, respectively.

N/M —  Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2017 and 2018

(In thousands, except per share amounts, unaudited)

	2017(1)	2018	% Change
Net operating revenues	$3,270,996	$3,816,575	16.7%

Costs and expenses:
Cost of services	2,788,411	3,247,606	16.5
General and administrative	83,415	90,951	9.0
Depreciation and amortization	119,644	149,022	24.6

Income from operations	279,526	328,996	17.7

Loss on early retirement of debt	(19,719)	(10,255)	N/M
Equity in earnings of unconsolidated subsidiaries	15,618	14,914	(4.5)
Non-operating gain (loss)	(49)	9,016	N/M
Interest expense	(116,196)	(147,991)	27.4

Income before income taxes	159,180	194,680	22.3

Income tax expense	59,593	47,460	(20.4)

Net income	99,587	147,220	47.8

Less: Net income attributable to non-controlling interests	23,200	34,053	46.8

Net income attributable to Select Medical	$76,387	$113,167	48.1%

Weighted average shares outstanding(2):
Basic	128,745	129,972
Diluted	128,916	130,066

Income per common share(2):
Basic	$0.57	$0.84
Diluted	$0.57	$0.84

(1)                                 The financial results for the nine months ended September 30, 2017 were retrospectively conformed to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

(2)                                 Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $3.7 million and $2.5 million for the nine months ended September 30, 2018 and 2017, respectively.  Unvested restricted weighted average shares were 4,432 thousand and 4,291 thousand for the nine months ended September 30, 2018 and 2017, respectively.

N/M —  Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2017	September 30, 2018
Assets

Cash	$122,549	$160,413

Accounts receivable	691,732	746,816

Other current assets	106,545	116,066

Total Current Assets	920,826	1,023,295

Property and equipment, net	912,591	965,390

Goodwill	2,782,812	3,311,459

Identifiable intangible assets, net	326,519	444,847

Other assets	184,418	235,190

Total Assets	$5,127,166	$5,980,181

Liabilities and Equity

Payables and accruals	$583,216	$660,934

Current portion of long-term debt and notes payable	22,187	24,175

Total Current Liabilities	605,403	685,109

Long-term debt, net of current portion	2,677,715	3,305,533

Non-current deferred tax liability	124,917	148,227

Other non-current liabilities	145,709	174,170

Total Liabilities	3,553,744	4,313,039

Redeemable non-controlling interests	640,818	779,574

Total equity	932,604	887,568

Total Liabilities and Equity	$5,127,166	$5,980,181

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2017 and 2018

(In thousands, unaudited)

	2017	2018
Operating activities
Net income	$24,824	$42,679
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	3,609	2,904
Depreciation and amortization	38,772	50,527
Provision for bad debts	169	(475)
Equity in earnings of unconsolidated subsidiaries	(4,431)	(5,432)
Loss (gain) on sale of assets and businesses	24	(2,149)
Stock compensation expense	4,957	6,264
Amortization of debt discount, premium and issuance costs	2,572	3,359
Deferred income taxes	(4,652)	(401)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(2,359)	29,269
Other current assets	2,880	(7,263)
Other assets	(3,214)	(1,856)
Accounts payable and accrued expenses	26,739	50,139
Income taxes	(258)	(3,538)
Net cash provided by operating activities	89,632	164,027
Investing activities
Business combinations, net of cash acquired	(863)	(1,554)
Purchases of property and equipment	(68,498)	(39,391)
Investment in businesses	(1,500)	(9,645)
Proceeds from sale of assets and businesses	3	19
Net cash used in investing activities	(70,858)	(50,571)
Financing activities
Borrowings on revolving facilities	175,000	155,000
Payments on revolving facilities	(155,000)	(240,000)
Payments on term loans	(2,875)	(2,875)
Borrowings of other debt	18,127	10,206
Principal payments on other debt	(4,675)	(6,450)
Repurchase of common stock	(3,003)	(4,751)
Proceeds from exercise of stock options	671	13
Decrease in overdrafts	(15,211)	(1)
Proceeds from issuance of non-controlling interests	5,433	—
Distributions to non-controlling interests	(3,740)	(5,214)
Net cash provided by (used in) financing activities	14,727	(94,072)
Net increase in cash and cash equivalents	33,501	19,384
Cash and cash equivalents at beginning of period	73,799	141,029
Cash and cash equivalents at end of period	$107,300	$160,413
Supplemental Information
Cash paid for interest	$24,691	$37,040
Cash paid for taxes	$18,927	$17,980

V.  Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2018

(In thousands, unaudited)

	2017	2018
Operating activities
Net income	$99,587	$147,220
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	14,542	10,734
Depreciation and amortization	119,644	149,022
Provision for bad debts	914	(373)
Equity in earnings of unconsolidated subsidiaries	(15,618)	(14,914)
Loss on extinguishment of debt	6,527	484
Gain on sale of assets and businesses	(9,499)	(9,129)
Stock compensation expense	14,227	17,175
Amortization of debt discount, premium and issuance costs	8,546	9,845
Deferred income taxes	(6,126)	(2,092)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(143,308)	23,495
Other current assets	(2,677)	(10,274)
Other assets	1,407	4,828
Accounts payable and accrued expenses	22,665	45,884
Income taxes	19,141	9,072
Net cash provided by operating activities	129,972	380,977
Investing activities
Business combinations, net of cash acquired	(19,371)	(519,258)
Purchases of property and equipment	(173,800)	(121,039)
Investment in businesses	(11,374)	(12,936)
Proceeds from sale of assets and businesses	34,555	6,691
Net cash used in investing activities	(169,990)	(646,542)
Financing activities
Borrowings on revolving facilities	805,000	420,000
Payments on revolving facilities	(705,000)	(585,000)
Proceeds from term loans	1,139,487	779,904
Payments on term loans	(1,176,567)	(8,625)
Debt issuance costs	(4,392)	(1,333)
Borrowings of other debt	27,571	30,134
Principal payments on other debt	(15,112)	(17,971)
Repurchase of common stock	(3,603)	(5,640)
Proceeds from exercise of stock options	1,634	1,633
Decrease in overdrafts	(20,439)	(6,172)
Proceeds from issuance of non-controlling interests	8,986	2,926
Distributions to non-controlling interests	(9,276)	(306,427)
Net cash provided by financing activities	48,289	303,429
Net increase in cash and cash equivalents	8,271	37,864
Cash and cash equivalents at beginning of period	99,029	122,549
Cash and cash equivalents at end of period	$107,300	$160,413
Supplemental Information
Cash paid for interest	$101,341	$134,378
Cash paid for taxes	$46,553	$40,460
Non-cash equity exchange for acquisition of U.S. HealthWorks	$—	$238,000

VI.  Key Statistics

For the Three Months Ended September 30, 2017 and 2018

(unaudited)

	2017(f)	2018	% Change
Critical Illness Recovery Hospital(a)
Number of hospitals — end of period(b)	101	97
Net operating revenues (,000)	$416,934	$420,108	0.8%
Number of patient days(c)	248,002	243,891	(1.7)%
Number of admissions(c)	8,670	8,651	(0.2)%
Net revenue per patient day(c)(d)	$1,661	$1,705	2.6%
Adjusted EBITDA (,000)	$46,873	$53,292	13.7%
Adjusted EBITDA margin	11.2%	12.7%
Rehabilitation Hospital(a)
Number of hospitals — end of period(b)	22	26
Net operating revenues (,000)	$157,499	$176,885	12.3%
Number of patient days(c)	68,168	79,232	16.2%
Number of admissions(c)	4,816	5,370	11.5%
Net revenue per patient day(c)(d)	$1,573	$1,582	0.6%
Adjusted EBITDA (,000)	$22,581	$25,343	12.2%
Adjusted EBITDA margin	14.3%	14.3%
Outpatient Rehabilitation
Number of clinics — end of period(b)	1,604	1,649
Net operating revenues (,000)	$246,644	$265,927	7.8%
Number of visits(c)	1,986,213	2,039,462	2.7%
Revenue per visit(c)(e)	$102	$103	1.0%
Adjusted EBITDA (,000)	$29,298	$34,531	17.9%
Adjusted EBITDA margin	11.9%	13.0%
Concentra
Number of centers — end of period(b)	312	525
Net operating revenues (,000)	$255,881	$404,481	58.1%
Number of visits(c)	1,979,481	2,984,832	50.8%
Revenue per visit(c)(e)	$113	$124	9.7%
Adjusted EBITDA (,000)	$40,003	$68,754	71.9%
Adjusted EBITDA margin	15.6%	17.0%

(a)                                 The critical illness recovery hospital segment was previously referred to as the long term acute care segment. The rehabilitation hospital segment was previously referred to as the inpatient rehabilitation segment.

(b)                                 Includes managed locations.

(c)                                  Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(d)                                 Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(e)                                  Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(f)                                   The financial results for the third quarter ended September 30, 2017 have been recast to conform to the current segment reporting structure and to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

VII.  Key Statistics

For the Nine Months Ended September 30, 2017 and 2018

(unaudited)

	2017(f)	2018	% Change
Critical Illness Recovery Hospital(a)
Number of hospitals — end of period(b)	101	97
Net operating revenues (,000)	$1,301,251	$1,327,236	2.0%
Number of patient days(c)	754,401	765,863	1.5%
Number of admissions(c)	26,880	27,605	2.7%
Net revenue per patient day(c)(d)	$1,708	$1,716	0.5%
Adjusted EBITDA (,000)	$194,253	$186,989	(3.7)%
Adjusted EBITDA margin	14.9%	14.1%
Rehabilitation Hospital(a)
Number of hospitals — end of period(b)	22	26
Net operating revenues (,000)	$453,702	$525,428	15.8%
Number of patient days(c)	196,018	233,537	19.1%
Number of admissions(c)	13,762	16,219	17.9%
Net revenue per patient day(c)(d)	$1,554	$1,604	3.2%
Adjusted EBITDA (,000)	$62,038	$80,314	29.5%
Adjusted EBITDA margin	13.7%	15.3%
Outpatient Rehabilitation
Number of clinics — end of period(b)	1,604	1,649
Net operating revenues (,000)	$751,999	$790,491	5.1%
Number of visits(c)	6,168,763	6,251,582	1.3%
Revenue per visit(c)(e)	$101	$103	2.0%
Adjusted EBITDA (,000)	$102,575	$107,003	4.3%
Adjusted EBITDA margin	13.6%	13.5%
Concentra
Number of centers — end of period(b)	312	525
Net operating revenues (,000)	$763,357	$1,173,420	53.7%
Number of visits(c)	5,848,551	8,605,012	47.1%
Revenue per visit(c)(e)	$114	$124	8.8%
Adjusted EBITDA (,000)	$125,656	$199,119	58.5%
Adjusted EBITDA margin	16.5%	17.0%

(a)                                 The critical illness recovery hospital segment was previously referred to as the long term acute care segment. The rehabilitation hospital segment was previously referred to as the inpatient rehabilitation segment.

(b)                                 Includes managed locations.

(c)                                  Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(d)                                 Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(e)                                  Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(f)                                   The financial results for the nine months ended September 30, 2017 have been recast to conform to the current segment reporting structure and to reflect the adoption of Topic 606, Revenue from Contracts with Customers.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2017 and 2018

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2018	2017	2018
Net income	$24,824	$42,679	$99,587	$147,220
Income tax expense	14,017	14,060	59,593	47,460
Interest expense	37,688	50,669	116,196	147,991
Non-operating loss (gain)	—	(2,139)	49	(9,016)
Equity in earnings of unconsolidated subsidiaries	(4,431)	(5,432)	(15,618)	(14,914)
Loss on early retirement of debt	—	—	19,719	10,255
Income from operations	72,098	99,837	279,526	328,996
Stock compensation expense:
Included in general and administrative	4,079	4,683	11,603	12,720
Included in cost of services	878	1,581	2,624	4,455
Depreciation and amortization	38,772	50,527	119,644	149,022
U.S. HealthWorks acquisition costs	—	—	—	2,895
Adjusted EBITDA	$115,827	$156,628	$413,397	$498,088

Critical illness recovery hospital(a)	$46,873	$53,292	$194,253	$186,989
Rehabilitation hospital(a)	22,581	25,343	62,038	80,314
Outpatient rehabilitation	29,298	34,531	102,575	107,003
Concentra	40,003	68,754	125,656	199,119
Other(b)	(22,928)	(25,292)	(71,125)	(75,337)
Adjusted EBITDA	$115,827	$156,628	$413,397	$498,088

(a)                                 The critical illness recovery hospital segment was previously referred to as the long term acute care segment. The rehabilitation hospital segment was previously referred to as the inpatient rehabilitation segment.

(b)                                 Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three and Nine Months Ended September 30, 2017 and 2018

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income available to common stockholders and income per common share to adjusted net income available to common stockholders and adjusted income per common share for Select Medical.

	Three Months Ended September 30,
	2017	Per Share(a)	2018	Per Share(a)
Net income attributable to Select Medical	$18,462		$32,917
Earnings allocated to unvested restricted stockholders	608		1,098
Net income available to common stockholders	$17,854	$0.14	$31,819	$0.24

Adjustments:(b)
Non-operating gain	—	—	(1,564)	(0.01)
Adjusted net income available to common stockholders	$17,854	$0.14	$30,255	$0.23

Weighted average common shares outstanding - diluted		129,322		130,447

	Nine Months Ended September 30,
	2017	Per Share(a)	2018	Per Share(a)
Net income attributable to Select Medical	$76,387		$113,167
Earnings allocated to unvested restricted stockholders	2,464		3,732
Net income available to common stockholders	$73,923	$0.57	$109,435	$0.84

Adjustments:(b)
Loss on early retirement of debt	11,538	0.09	4,390	0.03
Non-operating loss (gain)	49	0.00	(6,432)	(0.05)
U.S. HealthWorks acquisition costs	—	—	1,002	0.01
Adjusted net income available to common stockholders	$85,510	$0.66	$108,395	$0.83

Weighted average common shares outstanding - diluted		128,916		130,066

(a)                                 Income per common share and adjusted income per common share are based on diluted shares outstanding.

(b)                                 Adjustments to net income include estimated income tax and non-controlling interest impacts.

X. Net Income to Adjusted EBITDA and Income per Common Share to Adjusted Income per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2018

(In millions, unaudited)

The following are reconciliations of full year 2018 Adjusted EBITDA and adjusted income per common share - diluted shares expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII and table IX for a discussion of Select Medical’s use of Adjusted EBITDA and adjusted income per common share - diluted shares in evaluating financial performance. Refer to table VIII for the definition of Adjusted EBITDA. Each item presented in the below tables are estimations of full year 2018 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$137	$145
Net income attributable to non-controlling interests	43	45
Net income	180	190
Income tax expense	59	64
Interest expense	195	195
Equity in earnings of unconsolidated subsidiaries	(21)	(21)
Loss on early retirement of debt(a)	10	10
Non-operating loss (gain)	(9)	(9)
Income from operations	414	429
Stock compensation expense	23	23
Depreciation and amortization	200	200
U.S. HealthWorks acquisition costs	3	3
Adjusted EBITDA	$640	$655

	Range
Non-GAAP Measure Reconciliation	Low	High
Income per common share - diluted shares(a)	$1.02	$1.08
Adjustments:
Loss on early retirement of debt(a)	0.03	0.03
U.S. HealthWorks acquisition costs	0.01	0.01
Non-operating loss (gain)	(0.05)	(0.05)
Adjusted income per common share - diluted shares	$1.01	$1.07

(a)                                 Amounts exclude any negative impact from the expected loss on early retirement of debt incurred in the fourth quarter of 2018 resulting from the repricing amendments to both the Select credit facilities and Concentra first lien credit facilities which closed on October 26, 2018.